UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Hasbro, Inc.
(Name of Registrant as Specified in Its Charter)

Alta Fox Opportunities Fund, LP

Alta Fox SPV 3, LP

Alta Fox SPV 3.1, LP

Alta Fox GenPar, LP

Alta Fox Equity, LLC

Alta Fox Capital Management, LLC

Connor Haley

Matthew Calkins

Jon Finkel

Marcelo Fischer

Rani Hublou

Carolyn Johnson

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Alta Fox Opportunities Fund, LP, together with the other participants named herein (collectively, “Alta Fox”), intends to file a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Hasbro, Inc., a Rhode Island corporation (the “Company”).

Item 1: On March 4, 2022, Connor Haley, Managing Partner of Alta Fox Opportunities Fund, LP was quoted in the following article published by The Wall Street Journal:

Chris Cocks Is Hasbro’s Gamer in Chief

The Wall Street Journal

By Paul Ziobro

March 4, 2022

The toy maker’s new CEO loves Dungeons & Dragons and Magic: The Gathering. Now he’s playing against an activist investor, a surging rival and a slowing toy market.

PAWTUCKET, R.I.— Chris Cocks played with G.I. Joe and Transformers action figures as a child. Then he moved on to Dungeons & Dragons and Magic: The Gathering. He’s still playing both at 48.

Now he runs the company that makes all of those products. His goal is to sell more stuff to the people who, like him, never stop gaming.

Mr. Cocks, who took over as CEO of Hasbro Inc. HAS -2.67% last month following the death of longtime leader Brian Goldner, is trying to broaden the company’s focus beyond younger children who play with Play-Doh, Nerf blasters and My Little Pony dolls. The Ohio native, who calls himself a “professional adult kid,” said he sees growth opportunities in older consumers who are fans of games like Dungeons & Dragons and collect retro toys like G.I. Joe. Until recently, he ran Wizards of the Coast, the Hasbro division that makes Dungeons and Dragons, Magic: The Gathering and other fantasy games.

“I don’t think about Hasbro as a toy company for kids,” Mr. Cocks said in an interview at the company’s headquarters. “I think of it as an entertainment company for people of all ages.”

He is taking over Hasbro at a challenging time. The industry is bracing for a slowdown after two years of surging demand from American families stuck at home. Meanwhile, Hasbro faces calls by an activist investor to break up the business. Its shares are up about 33% over the last two years, compared with a roughly 50% gain in the S&P 500 and more than 100% jump by rival Mattel Inc.

A week before he started in the role, Alta Fox Capital Management LLC sent a letter to shareholders nominating five new directors and urging the toy maker to spin off its Wizards of the Coast unit. Alta Fox has said investors would ascribe a higher value to an independent Wizards.

Mr. Cocks spent nearly six years running Wizards. Under his leadership, the Renton, Wash.-based unit doubled sales to over $1 billion last year. Alta Fox has criticized Hasbro’s capital spending on acquisitions including a $4 billion purchase of Entertainment One Ltd., a production studio that also owns the Peppa Pig and other franchises, instead of investing in Wizards.

Alta Fox founder Connor Haley has said that he is excited by Mr. Cocks’ appointment as Hasbro’s CEO, which was announced weeks before the proxy fight became public. But he wants Hasbro to refresh its 11-member board, which Alta Fox says contains mostly consumer and entertainment executives and not enough with gaming backgrounds. “We want to surround him with shareholder-designated directors who understand corporate turnarounds, finance, gaming and M&A,” he said.

Mr. Cocks declined to respond to most of Alta Fox’s criticisms. He did say he never felt that the division, which Hasbro bought in 1999 for $324 million, was starved of investment. “Our limiting constraint has never been capital,” he said. “It’s been the acquisition of talent, just like any other big gaming company.”

Hasbro’s board has said that it welcomes input from investors and “is on the right path to deliver sustainable growth for shareholders.”

Hasbro for more than a decade has been guided by what it calls the Brand Blueprint. The strategy focuses on developing engaging stories behind Hasbro brands, which in turn spurs sales of toys, digital games or other merchandise like shirts and backpacks. Hasbro credits the blueprint for the production of Transformers and My Little Pony movies, and a rise in sales in selling products tied to those franchises.

In an interview, Mr. Cocks laid out a possible application for Dungeons & Dragons, a fantasy board game introduced nearly 50 years ago. While people start playing the game around age 11 or 12, Mr. Cocks said there could be opportunities to introduce younger kids to the game through toys like action figures. Hasbro also could develop movies or shows based on the game for older consumers who played it when they were younger.

The executive has been immersed in the toy industry from an early age. When he was about 13, he recalls, he struck up a conversation with a neighbor who worked for toy maker Kenner Products about an idea for an action figure called Techno-Knights. Afterward, Kenner lawyers called Mr. Cocks’s mother to have him sign a nondisclosure agreement. (Hasbro later bought Kenner, the original maker of Star Wars toys; Techno-Knights never came to fruition.)

A high-school football player who also dabbled in theater, Mr. Cocks earned an English degree at Harvard before starting work at Procter & Gamble Co. There, he worked on marketing for Actonel, a drug to treat osteoporosis in postmenopausal women. He later joined Microsoft Corp. , where he worked on marketing the Xbox videogame console and eventually took a senior sales role.

Stephanie Wissink, an analyst at Jefferies Group, said that Mr. Cocks doesn’t have the traditional pedigree of a CEO for a large publicly traded company, but she was struck by his passion for the product when he ran Wizards. “I find him so raw, so authentic, but at the same time mysterious, intriguing and likable,” she said.

Mr. Cock’s view to expand Hasbro’s target market of consumers away from kids stemmed from a meeting around 2005 during his time at Microsoft. Visiting Coca-Cola Co. executives described how the beverage giant redefined its market, expanding beyond sugary drinks to include any consumable liquid, including tap water.

“I think of age limits that same way,” he said.

At the in-house video studio at company headquarters on a Thursday afternoon in February, a small group of Hasbro employees were putting part of that strategy into play. Surrounded by boxes of older G.I. Joe products dug out from storage, the employees began unveiling items for a live stream tied to the 40th anniversary of the action figure.

Many of the people buying those items are in their 30s and 40s, Mr. Cocks said. “It’s not the traditional eight- to 10-year-old from when we were kids,” he said.

Mr. Cocks is coming into the role as the toy industry finished up two strong years of double-digit percent growth, as homebound Americans splurged on toys and games and stimulus payments added juice to customer wallets. Hasbro is projecting a slowdown this year, with sales up at a low-single digit rate overall. Mattel, which in recent years has slashed costs, overhauled its leadership and revived key brands, has forecast sales rising up to 10% this year.

Even so, Mr. Cocks does hope to bring more playtime at headquarters. “I don’t know if I’m gonna be able to get everyone on the leadership team to play D&D with me,” he said. “But I’ll try.”

Item 2: Also on March 4, 2022, Alta Fox uploaded the following materials to www.FreeTheWizards.com:

Certain Information Concerning the Participants

Alta Fox Opportunities Fund, LP (“Alta Fox Opportunities”), together with the other participants named herein (collectively, “Alta Fox”), intends to file a preliminary proxy statement and an accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Hasbro, Inc., a Rhode Island corporation (the “Company”).

ALTA FOX STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A GOLD PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are expected to be Alta Fox Opportunities, Alta Fox SPV 3, LP (“Alta Fox SPV 3”), Alta Fox SPV 3.1, LP (“Alta Fox SPV 3.1”), Alta Fox GenPar, LP (“Alta Fox GP”), Alta Fox Equity, LLC (“Alta Fox Equity”), Alta Fox Capital Management, LLC (“Alta Fox Capital”), Connor Haley, Matthew Calkins, Jon Finkel, Marcelo Fischer, Rani Hublou and Carolyn Johnson (collectively, the “Participants”).

As of the date hereof, Alta Fox Opportunities directly beneficially owned 812,614 shares of Common Stock, $0.50 par value (the “Common Stock”), of the Company, including 200,000 shares of Common Stock underlying listed call options. As of the date hereof, Alta Fox SPV 3 directly beneficially owned 2,250,438 shares of Common Stock. As of the date hereof, Alta Fox SPV 3.1 directly beneficially owned 748,881 shares of Common Stock. Alta Fox Capital, as the investment manager of each of Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1, may be deemed to beneficially own the 3,811,933 shares of Common Stock beneficially owned in the aggregate by Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1. Alta Fox GP, as the general partner of each of Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1, may be deemed to beneficially own the 3,811,933 shares of Common Stock beneficially owned in the aggregate by Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1. Alta Fox Equity, as the general partner of Alta Fox GP, may be deemed to beneficially own the 3,811,933 shares of Common Stock beneficially owned in the aggregate by Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1. Mr. Haley, as the sole owner, member and manager of each of Alta Fox Capital and Alta Fox Equity, may be deemed to beneficially own the 3,811,933 shares of Common Stock beneficially owned in the aggregate by Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1. As of the date hereof, Mr. Calkins directly beneficially owned 51,495 shares of Common Stock. As of the date hereof, Mr. Fischer directly beneficially owned 5,327 shares of Common Stock. As of the date hereof, Ms. Johnson directly beneficially owned 500 shares of Common Stock. As of the date hereof, Ms. Hublou directly beneficially owned 100 shares of Common Stock. As of the date hereof, Mr. Finkel does not beneficially own any shares of Common Stock.